Exhibit 10.3

AMENDMENT NUMBER TWO
TO THE
TELEPHONE AND DATA SYSTEMS, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WHEREAS, Telephone and Data Systems, Inc., a Delaware corporation (the “Company”), has heretofore adopted and maintains for the benefit of eligible employees of the Company and certain subsidiaries of the Company a supplemental executive retirement plan designated the “Telephone and Data Systems, Inc. Supplemental Executive Retirement Plan” (the “Plan”);

WHEREAS, the Plan was most recently amended and restated, effective as of January 1, 2009, and subsequently amended by Amendment Number One thereto; and

WHEREAS, the Company desires to further amend the Plan in certain respects.

NOW, THEREFORE, pursuant to the power of amendment contained in Section 6.1 of the Plan, the Plan hereby is amended, effective as of the date hereof, or as of such other date set forth herein, as follows:

1.             Effective as of November 1, 2013, Section 2.1 hereby is amended in its entirety to read as follows:

2.1          Eligibility.  Each employee who was a Participant on December 31, 2008 shall continue to be a Participant, subject to the amended and restated provisions hereof, from and after the Effective Date, provided that such individual remains continuously employed by an Employer as a Board Appointed Officer.  Any other employee who is a Board Appointed Officer on October 1 of a Plan Year shall commence participation in this Plan as of the first day of the following Plan Year.  Notwithstanding the foregoing, a rehired employee who was a Participant in this Plan as of the date of his or her immediately preceding Separation from Service shall recommence participation as of the date of his or her rehire by an Employer, provided that he or she qualifies as a Board Appointed Officer within three (3) months following such rehire date.

2.             Section 3.5 hereby is amended to add the following new sentence at the end thereof:

The divorce of a Participant shall be deemed to revoke any prior designation of the Participant’s divorced spouse as Beneficiary if written evidence of such divorce in the form prescribed by the Benefits Department or its designee is received by the Benefits Department or its designee before distribution of the Participant’s account has been made in accordance with such designation.

3.             Section 4 hereby is amended to add thereto the following new Sections 4.11, 4.12 and 4.13:

4.11        Statute of Limitations for Action under the Plan. Except for actions to which the statute of limitations prescribed by section 413 of ERISA applies, (a) no legal or equitable action under section 502 of ERISA may be commenced later than one year after the claimant receives a final decision from the Committee in response to the claimant’s request for reconsideration of a denied claim pursuant to Section 5 of the Plan (or if later, January 1, 2016) and (b) no other legal or equitable action involving the Plan may be commenced later than two years after the date the claimant knew, or had reason to know, of the circumstances giving rise to the action (or if later, January 1, 2017).  This provision shall not bar the Plan from (i) recovering overpayments of benefits or other amounts incorrectly paid to any person under the Plan at any time or (ii) bringing any legal or equitable action against any party.

4.12        Forum for Legal Action under the Plan. Any legal action involving the Plan that is brought by any Participant, Beneficiary or other person shall be litigated in the federal courts located in the Northern District of Illinois and no other federal or state court.

4.13        Legal Fees. Any award of legal fees in connection with an action involving the Plan shall be calculated pursuant to a method that results in the lowest amount of fees being paid, which amount shall be no more than the amount that is reasonable.  In no event shall legal fees be awarded for work related to:  (a) administrative proceedings under the Plan; (b) unsuccessful claims brought by a Participant, Beneficiary or other person; or (c) actions that are not brought under ERISA.  In calculating any award of legal fees, there shall be no enhancement for the risk of contingency, nonpayment or any other risk, nor shall there be applied a contingency multiplier or any other multiplier.  In any action brought by a Participant, Beneficiary or other person against the Plan, the Committee, an Employer or their respective affiliates or their or their affiliates’ respective officers, directors, trustees, employees, or agents (the “Plan Parties”), legal fees of the Plan Parties in connection with such action shall be paid by the Participant, Beneficiary or other person bringing the action, unless the court specifically finds that there was a reasonable basis for the action.

IN WITNESS WHEREOF, the Company has caused this Amendment Number Two to be executed by its duly authorized officers this 3rd day of November, 2014.

TELEPHONE AND DATA SYSTEMS, INC.

By:	/s/ LeRoy T. Carlson, Jr.
Chief Executive Officer, Chief Financial
Officer or Vice President Human Resources

By:	/s/ C. T. Herbert
Chief Executive Officer, Chief Financial
Officer or Vice President Human Resources